Exhibit 23.3

Independent Auditors’ Consent

The Board of Directors

Marchex, Inc.:

We consent to the use of our report dated August 25, 2004 with respect to the balance sheet of goClick.com, Inc. as of December 31, 2003 and the related statements of income, stockholder’s equity and cash flows for the year then ended, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Seattle, Washington

May 24, 2005